Exhibit 99.1

Syntel Reports Third Quarter 2009 Financial Results

Highlights:

•	Q3 revenue increased to $104.7M, up 1% from year-ago quarter and 5% sequentially

•	Q3 EPS of $0.73 per diluted share, up 36% from year-ago quarter and 20% sequentially

•	Q3 cash & short term investments of $174.9M

TROY, Mich. – October 29, 2009 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the third quarter, ended September 30, 2009.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter increased one percent to $104.7 million, compared to $103.8 million in the prior-year period, and increased five percent sequentially from $100.1 million in the second quarter of 2009. Sequential revenue improvement was driven by our Applications Outsourcing service offering, and growth was broad-based across all verticals. During the third quarter, Applications Outsourcing accounted for 74 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 18 percent, e-Business contributing six percent and Team Sourcing at two percent.

The Company’s gross margin improved to 49.3 percent in the third quarter, compared to 44.3 percent in the prior-year period and 48.2 percent in the second quarter of 2009.

Selling, General and Administrative (SG&A) expenses were 18.1 percent in the third quarter, compared to 19.1 percent in the prior-year period and 20.8 percent in the previous quarter. Syntel’s income from operations expanded to 31.2 percent in the third quarter as compared to 25.2 percent in the prior-year period and 27.4 percent in the second quarter of 2009.

Sequentially, operating margins during the quarter were favorably impacted by improved utilization, employee productivity and a 0.6% depreciation in the Indian Rupee.

Net income for the third quarter was $30.3 million or $0.73 per diluted share, compared to $22.1 million or $0.54 per diluted share in the prior-year period and net income of $25.1 million or $0.61 per diluted share in the second quarter of 2009.

Operational Highlights

“Increasing stability in the business environment and a gradual improvement in customer confidence had a positive effect on our top line during the third quarter,” said Chief Executive Officer and President Keshav Murugesh. “While our clients remain comfortable in moving forward with cost reduction initiatives, they are now increasingly willing to discuss longer-term business plans and strategic technology investments.”

“The strong financial and operating discipline at Syntel has been evident in our financial performance during a very difficult nine month period. We expect that as the demand environment for offshore services improves, margin pressure will increase. Syntel continues to invest in the people, infrastructure and new services necessary to drive long-term sustainable value for all of our key stakeholders.”

2009 Guidance

Based on current visibility levels and an exchange rate assumption of 47.0 rupees to the dollar, the Company is updating 2009 guidance to reflect revenue of $405 to $408 million, and EPS in the range of $2.60 to $2.65.

Syntel to Host Conference Call

Syntel will discuss its third quarter results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 510-1783. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until November 5, 2009 by dialing (888) 203-1112 and entering “5634944”. International callers may dial (719) 457-0820 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of September 30, 2009, Syntel employed more than 11,400 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 12, 2009 and the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2009.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2009	2008	2009	2008

Net revenues	$104,698	$103,765	$301,234	$305,697
Cost of revenues	53,088	57,814	156,496	177,542

Gross profit	51,610	45,951	144,738	128,155

Selling, general and administrative expenses	18,926	19,815	58,495	60,046

Income from operations	32,684	26,136	86,243	68,109

Other income, principally interest, net	3,527	629	6,837	718

Income before provision for income taxes	36,211	26,765	93,080	68,827

Income tax expense	5,958	4,620	10,366	8,832

Net income	$30,253	$22,145	$82,714	$59,995

Dividend per share	$0.06	$0.06	$0.18	$0.18

EARNINGS PER SHARE:
Basic	$0.73	$0.54	$2.00	$1.46
Diluted	$0.73	$0.54	$1.99	$1.45

Weighted average common shares outstanding:

Basic	41,431	41,275	41,388	41,194

Diluted	41,507	41,347	41,473	41,321

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$70,860	$65,031
Short term investments	104,026	67,293
Accounts receivable, net of allowance for doubtful accounts of $2,349 and $440 at September 30, 2009 and December 31, 2008, respectively	46,518	48,558
Revenue earned in excess of billings	13,949	6,506
Deferred income taxes and other current assets	24,005	20,099

Total current assets	259,358	207,487

Property and equipment	129,592	114,163
Less accumulated depreciation and amortization	51,083	40,385

Property and equipment, net	78,509	73,778

Goodwill	906	906

Non current Term Deposits with Banks	12,739	72

Deferred income taxes and other non current assets	18,960	13,328

	$370,472	$295,571

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$25,811	$23,942
Income taxes payable	1,177	8,630
Accounts payable and other current liabilities	23,810	25,420
Deferred revenue	3,673	5,116

Total current liabilities	54,471	63,108

Other non current liabilities	7,171	5,633

Total liabilities	61,642	68,741

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	308,830	226,830

Total liabilities and shareholders’ equity	$370,472	$295,571